UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)

Agave Silver Corp. (formerly Cream Minerals Ltd.)
(Name of Issuer)

Common Shares
(Title of Class of Securities)

008427106
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 008427106

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             1,054,950
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           1,054,950
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,054,950
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       CO
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Agave Silver Corp

      (b)   Address of Issuer's Principal Executive Offices:
            1613-675 West Hastings Street, Vancouver,BC V6B 1N2

Item 2.

      (a)   Name of Person Filing: Sprott Inc.

      (b)   Address of Principal Business Office:
            	200 Bay Street,Suite 2700, PO Box 27, Toronto, ON M5J 2J1

      (c)   Citizenship: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 008427106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned: 1,054,950

      (b) Percent of Class: 4.1%

      (c) Number of shares as to which Sprott Inc. has:

      	(i) Sole power to vote or to direct the vote: 1,054,950

        (ii) Shared power to vote or to direct the vote: 0

        (iii) Sole power to dispose or to direct the disposition of: 1,054,950

        (iv) Shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        These shares are held in accounts managed by subsidiary of Sprott Inc, none of which, beneficially owns more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				January 17, 2014
      				_____________________
					Date

				SPROTT Inc.

				By: /s/Kirstin McTaggart
                                    _____________________
				Kirstin McTaggart
				Authorized Person